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November 18, 1994



Securities and Exchange Commission
Washington, DC 20569

Dear Sir:

I am in complete agreement with the content of and representations made in item 4 - Changes in Registrant's Certifying Accountants - statement made in Form 8-K filed on November 22, 1994, by First Citizens Bancshares, Inc.

Sincerely,



/s/A. Steven Carmichael